Exhibit 99.1

Investor Contact:	David Morimoto	Media Contact:	Andrew Rosen
	SVP & Treasurer		SVP & Chief Marketing Officer
	(808) 544-3627		(808) 544-6820
	david.morimoto@centralpacificbank.com		andrew.rosen@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. MODIFIES ITS PREVIOUSLY ANNOUNCED
PUBLIC OFFERING OF COMMON STOCK

HONOLULU, July 20, 2009 — Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, announced that it has modified the previously announced public offering of its common stock to include junior participating preferred stock in an underwritten public offering of $100.0 million in gross proceeds through Sandler O’Neill + Partners, L.P.  The terms of the preferred stock are described in the preliminary prospectus supplement filed today with the Securities and Exchange Commission.

About the Public Offerings

The Company proposes to issue the common stock and the preferred stock pursuant to a prospectus supplement that will be filed as part of an existing shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.  The offerings may be made only by means of a prospectus and related prospectus supplement.  Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offerings. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offerings may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, 1-866-805-4128.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is one of the largest financial institutions in Hawaii with more than $5.5 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and more than 100 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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